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                                                                    Exhibit 99.2

     SECURITY CAPITAL ATLANTIC                  SECURITY CAPITAL PACIFIC TRUST
            Incorporated

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
Contact:  Constance B. Moore  (404) 239-1875    Contact:  R. Scot Sellers  (303) 708-5955
                              (800) 201-0632                               (800) 982-9293
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            SECURITY CAPITAL ATLANTIC AND SECURITY CAPITAL PACIFIC
                          ANNOUNCE MERGER AGREEMENT


                  Transaction Creates $5.3 Billion Company;
      Sets the Stage for National Operating Platform, Growth Initiatives


ATLANTA and DENVER -- (April 2, 1998) -- Security Capital Atlantic Incorporated (NYSE: SCA) and Security Capital Pacific Trust (NYSE: PTR) announced today that they have agreed to merge, creating a dominant multifamily company with a national presence. The combined company -- which will operate under the new name Archstone Communities -- will have a total market capitalization of $5.3 billion. Upon completion of the transaction, which has been unanimously approved by the companies' Board of Directors and Board of Trustees, Archstone will have 304 communities, consisting of 90,166 units in 19 states and Washington, D.C., including 25,462 units in its development pipeline.

In addition, both companies announced their first quarter funds from operations
(FFO). For the first quarter ended March 31, 1998, PTR reported basic FFO of $0.44 per share, representing a 15.8% increase over first quarter 1997. ATLANTIC reported basic FFO of $0.48 per share, a 9.1% increase over the same period last year.

The merger is expected to be completed in August 1998, subject to the approval of shareholders of both companies. For each ATLANTIC common share held, a shareholder will receive one PTR common share. ATLANTIC's preferred shareholders will receive comparable preferred shares of PTR as a result of the merger. In addition, PTR will assume approximately $527 million of ATLANTIC debt. The transaction has been structured as a tax-free merger and will be accounted for as a purchase. Security Capital Group Incorporated, the principal shareholder of PTR and ATLANTIC, has agreed to vote its shares in favor of the merger.

As part of the merger agreement, the dividends of the new company will be adjusted following the close of the transaction to an annualized level of $1.42 per share, a 4.4% increase over PTR's current dividend level of $1.36 per share. The dividend increase will allow Archstone Communities to maintain essentially the same 1998 payout ratio PTR had in place prior to the merger.

Archstone Communities will operate from corporate headquarters in Denver, with regional offices in Atlanta, Irvine, California and Austin, Texas. Upon completion of the transaction, Archstone will be led by R. Scot Sellers, the current president and chief executive officer of PTR, who will assume the title of co-chairman and chief investment officer, and ATLANTIC's Constance B. Moore, who will retain her title as co-chairman and chief operating officer. James C. Potts, who currently serves at ATLANTIC's co-chairman and chief investment officer, will join Archstone's Board of Trustees.

"Archstone Communities will have an exceptionally strong foundation for continued internal growth. The combined strength of our operating communities and significant, well-located development pipelines will allow our new company to achieve this growth without the need for incremental acquisitions," said Mr. Sellers. "In addition, our combined research confirms that most of ATLANTIC's markets are beginning to strengthen, which should produce steadily improving results."

"PTR and ATLANTIC share a common approach to operating practices, systems and financing structures. Our similar cultures will assure a seamless integration of the two companies, providing shareholders with an added element of stability and growth potential," said Ms. Moore. "In addition, our similarities give us a tremendous opportunity to realize

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Security Capital Atlantic Incorporated
Security Capital Pacific Trust
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significant overhead savings, which we estimate will be approximately $5 million in 1999. Together, we will have superior financial strength, providing more efficient access to capital, which further positions us to take advantage of significant growth opportunities in our markets."


National Development Platform is a Powerful Component of Long-Term Growth

Mr. Sellers noted that the transaction creates the preeminent national multifamily development company with a total development pipeline of more than $2.0 billion, comprising 25,462 units either under construction or in planning. The depth of the combined companies' expected development activity is further illustrated by:

     .    $650 million of new development starts expected in 1998;
     . $1.03 billion total development pipeline in California and the Pacific Northwest; and
     . An average of $450 million of new development communities expected to be completed and stabilized in each of the next four years.

"The combination of PTR and ATLANTIC establishes a national platform for tremendous strategic growth opportunities for Archstone Communities by adding several significant markets to our geography," said Mr. Sellers. "We will continue our proven strategy of investing capital in markets and submarkets with strong economic fundamentals and high barriers to entry against new multifamily development in order to create compelling long-term value for our shareholders." The company has already identified five new metropolitan areas that meet its stringent investment criteria, including high barriers to entry, in which it will invest capital.


Combined Company to Launch Branding, Customer Service Initiatives

"Branding our multifamily communities is an important component of Archstone's long-term strategy. PTR has spent the last four years developing the consistency in its customer-focused operating platform that provides the foundation for the development of long-term brand preference," said Mr. Sellers. "During the last 12 months, we invested in significant customer research, interviewing a large sample of our resident population in order to better understand what products and services they truly value. This research confirmed that an attractive opportunity exists to create sustained brand identity and preference in a multifamily product. With the announcement of the merger, the fundamentals are in place to make Archstone Communities a powerful national brand."

"The PTR research provides an outstanding platform to enhance the brand development initiatives and array of amenities we already have in place," said Ms. Moore. "Providing our residents with the amenities and services they value presents our new company with a tremendous opportunity to generate additional revenues while minimizing turnover, which will ultimately translate into greater cash flow growth for our shareholders."

                                     * * *

Security Capital Atlantic Incorporated is focused on the development, acquisition, operation and long-term ownership of multifamily properties in the South Atlantic, Mid-Atlantic and Midwest growth markets of the United States. ATLANTIC's primary objective is generating long-term sustainable growth in per share cash flow. As of February 28, 1998, ATLANTIC's portfolio of multifamily communities included 21,693 operating units, 5,847 units under construction and an estimated 2,968 units in planning.

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Security Capital Atlantic Incorporated
Security Capital Pacific Trust
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Security Capital Pacific Trust is the preeminent real estate operating company focusing on the development, acquisition, operation and long-term ownership of multifamily communities in the growing markets of the western United States. PTR's primary objective is generating long-term, sustainable growth in per share cash flow. As of February 28, 1998, PTR's portfolio of garden-style multifamily communities included 43,011 operating units, 5,323 units under construction and an estimated 11,324 units in planning.

                                     # # #

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which PTR and ATLANTIC operate, managements' beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain credit risks and uncertainties which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, weather, obtaining governmental approvals and meeting development schedules, and therefore, may differ materially from what is expressed or forecasted in this press release.